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Exhibit 99.1

Contacts:	Phillip D. Kramer Executive Vice President and CFO 713/646-4560 — 800/564-3036	A. Patrick Diamond Manager, Special Projects 713/646-4487 — 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Announces
Pricing of 2,500,000 Common Units

        (Houston — December 19, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the issuance and sale by the Partnership of 2,500,000 Common Units at a public offering price of $31.94 per unit. UBS Securities LLC is serving as book-running lead manager of the offering. In addition, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are serving as co-managing underwriters.

        Excluding the underwriters' over-allotment option, net proceeds from the offering, including the general partner's proportionate capital contribution and expenses associated with the offering, will be approximately $77.8 million. The Partnership intends to use the net proceeds from the offering to repay indebtedness under its revolving credit facilities and for general partnership purposes, including potential acquisitions. The underwriters were also granted an option to purchase up to an additional 375,000 Common Units.

        A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Securities LLC at 1285 Avenue of the Americas, New York, NY 10019, Telephone 1-212-713-8802 or from any of the other underwriters. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, stability of the capital markets, consummation of pending acquisitions, availability of acquisition targets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership's filings with the Securities and Exchange Commission.

        Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." The Partnership is headquartered in Houston, Texas.

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  Exhibit 99.1
Plains All American Pipeline, L.P. Announces Pricing of 2,500,000 Common Units